    As Filed with the Securities and Exchange Commission on April 18, 2002
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------

                                SPX Corporation
            (Exact name of registrant as specified in its charter)

                               -----------------


                      Delaware                 38-1016240
                   (State or other            (IRS Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)

                       13515 Ballantyne Corporate Place
                        Charlotte, North Carolina 28277
                                (704) 752-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               -----------------

                         Christopher J. Kearney, Esq.
                      Vice President and General Counsel
                                SPX Corporation
                       13515 Ballantyne Corporate Place
                        Charlotte, North Carolina 28277
                                (704) 752-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                            George C. McKann, Esq.
                           Gardner, Carton & Douglas
                      321 North Clark Street, Suite 2900
                            Chicago, Illinois 60610

   Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                               Amount   Proposed Maximum  Proposed Maximum
          Title of Each Class of               to be     Offering Price  Aggregate Offering    Amount of
        Securities to be Registered          Registered  Per Share (1)       Price (1)      Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock, par value $10.00 per share (2) 1,520,166      $143.125      $217,573,758.75       $20,017
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(c) based on the average of the high and low prices of SPX Corporation common stock as reported by the New York
    Stock Exchange on April 15, 2002.
(2) Associated with the common stock of SPX are rights to purchase Series A Junior Participating Preferred Stock of SPX that will not be exercisable or evidenced separately from the common stock of SPX prior to the occurrence of certain events.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             Subject to Completion
                             Dated April 17, 2002

PROSPECTUS

                                SPX Corporation
                       1,520,166 Shares of Common Stock

                               -----------------

   This Prospectus relates to 1,520,166 shares of common stock of SPX Corporation that may be offered from time to time by some of our stockholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock estimated to be approximately $155,000.

   Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW." On April 15, 2002, the reported last sale price of our common stock on the NYSE was $142.45 per share.

   See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of the common stock.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               -----------------

                  The date of this prospectus is     , 2002.

                               Table of Contents

                                                        Page
                                                        ----
                    About This Prospectus..............    1
                    Where You Can Find More Information    1
                    Forward-Looking Information........    2
                    The Company........................    3
                    Risk Factors.......................    3
                    Use of Proceeds....................   10
                    Selling Stockholders...............   11
                    Plan of Distribution...............   12
                    Legal Matters......................   14
                    Experts............................   14

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 1,520,166 shares of common stock. A prospectus supplement may add, update or change information contained in this prospectus. Market information in the incorporated documents is based generally on company estimates and not third party sources. You should read this prospectus, any applicable prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

   We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

   The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

   We incorporate by reference the documents listed below:

           1. Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

           2. Our current reports on Form 8-K filed on April 13, 2001 and February 20, 2002;

           3. Our definitive proxy statement on Schedule 14A filed on March 21, 2002; and

           4. The description of our capital stock contained in our Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any of these descriptions.

   You may request free copies of these filings by writing or telephoning Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400, fax (704) 752-4405.
We will not send exhibits to the filings, however, unless those exhibits have been specifically incorporated by reference.

   We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

   Our subsidiary, Inrange Technologies Corporation, completed its initial public offering on September 27, 2000. Inrange's common stock is traded on the Nasdaq National Market under the symbol "INRG." You may obtain information about Inrange from the SEC at the address or website specified above.

   You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, shares of common stock in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

                          Forward-Looking Information

   Some of the statements in this prospectus and in documents incorporated by reference constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, cost savings and other benefits of acquisitions, including the acquisition of United Dominion Industries Limited (UDI), which involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this prospectus and the applicable prospectus supplement, and "Factors That May Affect Future Results" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K (incorporated by reference in this prospectus) and similar sections in our future filings that we incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

   We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, management's estimates of future operating results are based on the current complement of businesses, which is constantly subject to change as management implements its fix, sell or grow strategy.

                                  The Company

   We are a global multi-industry company focused on profitably growing our businesses that have scale and growth potential. Our strategy is to create market advantages through product and technology leadership, by expanding our service offerings to full customer solutions and by building critical mass through strategic acquisitions. We continually review each of our businesses pursuant to our "fix, sell or grow" strategy. These reviews could result in selected acquisitions to expand an existing business or result in the disposition of an existing business. At any given time, we may engage in discussions with respect to potential acquisitions or dispositions in related or unrelated industries, asset sales or dispositions, and joint ventures, some of which may be material. We are a multinational corporation with operations in 21 countries and over 23,400 employees worldwide.

   We are a global provider of technical products and systems, industrial products and services, flow technology and service solutions. We offer a diverse collection of products which includes networking and switching products, fire detection and building life-safety products, TV and radio broadcast antennas and towers, life science products and services, transformers, compaction equipment, high-integrity castings, dock products and systems, cooling towers, air filtration products, valves, back-flow protection devices and fluid handling, metering and mixing solutions. Our products and services also include specialty service tools, diagnostic systems, service equipment and technical information services. Our products are used by a broad array of customers in various industries, including chemical processing, pharmaceuticals, infrastructure, mineral processing, petrochemical, telecommunications, financial services, transportation and power generation. Our common stock is publicly traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW."

   On May 24, 2001, we completed the acquisition of UDI in an all-stock transaction valued at $1,066.9 million, including $128.0 million of cash costs related to transaction fees and corporate change in control payments. A total of 9.385 million shares were issued (3.890 million from treasury) to complete the transaction. We also assumed or refinanced $884.1 million of UDI debt bringing the total transaction value to $1,951.0 million. UDI manufactured proprietary engineered and flow technology products primarily for industrial and commercial markets worldwide. UDI, which had sales of $2,366.2 million in 2000, is included in our financial statements beginning May 25, 2001 and is represented in the description of our company.

   We are a Delaware corporation. Our principal executive offices are located at 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 752-4400.

                                 Risk Factors

   You should carefully consider the risks described below before making a decision to invest in our securities. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

   If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Our leverage may affect our business and may restrict our operating flexibility.

   At December 31, 2001, we had approximately $2,612.4 million in total indebtedness. On that date, we had $548.3 million of available borrowing capacity under our revolving senior credit facility after giving effect to

$51.7 million reserved for letters of credit outstanding, which reduce the availability under our revolving senior credit facility. In addition, at December 31, 2001, our cash balance was $460.0 million. For the most recent description of our indebtedness, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and any future Forms 10-Q and 10-K which we file, which are incorporated by reference in this prospectus. Subject to certain restrictions set forth in the senior credit facility, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. In the future, we may renegotiate or refinance our senior credit facility with agreements that have different or more stringent terms or split our senior credit facility into two or more facilities with different terms. The level of our indebtedness could:

   . limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

   . limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

   . limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

   . expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

   . expose us to risks inherent in interest rate fluctuations because the existing borrowings are and any new borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

We may not be able to finance future needs or adapt our business plan to changes in economic or business conditions because of restrictions placed on us by our senior credit facility and the instruments governing our other indebtedness.

   Our senior credit facility and other agreements governing our other indebtedness contain or may contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We also must comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions that may restrict their ability to make distributions to us. In addition, our senior credit facility and these other agreements contain or may contain additional affirmative and negative covenants. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities, such as acquisitions, as they arise.

   If we do not comply with these or other covenants and restrictions contained in our senior credit facility and other agreements governing our indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under our senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe. In addition, any default under our senior credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. If the indebtedness under our senior credit facility is accelerated, we may not have sufficient assets to repay amounts due under our senior credit facility, the Liquid Yield Option Notes (LYONs) or under other debt securities then outstanding. Our ability to comply with these provisions of our senior credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

Our failure to successfully integrate UDI and other recent acquisitions, as well as any future acquisitions, could have a negative effect on our operations; our acquisitions could cause unexpected financial difficulties.

   As part of our business strategy, we evaluate potential acquisitions in the ordinary course. Excluding the UDI acquisition, in 2001, we made 15 acquisitions of businesses for an aggregate purchase price of approximately $478.8 million. Our past acquisitions, particularly the acquisition of UDI, which had sales of approximately $2,366.2 million for the year ended December 31, 2000, and any potential future acquisitions, involve a number of risks and present financial, managerial and operational challenges, including:

   . adverse effects on our reported operating results due to charges to earnings;

   . diversion of management attention from running our existing businesses;

   . difficulty with integration of personnel and financial and other systems;

   . increased expenses, including compensation expenses resulting from newly-hired employees;

   . increased foreign operations that may be difficult to assimilate;

   . assumption of known and unknown liabilities and increased litigation; and

   . potential disputes with the sellers of acquired businesses, technologies, services or products.

   We may not be able to integrate successfully the technology, operations and personnel of any acquired business. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business. In addition, any acquired business, technology, service or product could underperform relative to our expectations. We also could experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems or liabilities of which we are not aware or that are substantially greater than we anticipate. In addition, as a result of future acquisitions, we may further increase our leverage or, if we issue equity securities to pay for the acquisitions, significantly dilute our existing stockholders.

We may not achieve the expected cost savings and other benefits of our acquisitions, including UDI.

   As a result of our acquisitions, including the acquisition of UDI, we incur integration expenses for the incremental costs to exit and consolidate activities, to involuntarily terminate employees, and for other costs to integrate operating locations and other activities of these companies with SPX. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. On the other hand, these same principles require that acquisition integration expenses associated with integrating SPX operations into locations of the acquired company must be recorded as expense. Accordingly, these expenses are not included in the allocation of the purchase price of the company acquired. Over the past five years, we have recorded several special charges to our results of operations associated with cost reductions, integrating acquisitions and achieving operating efficiencies. We believe that our actions have been required to improve our operations and, as described above, we will, if necessary, record future charges as appropriate to address costs and operational efficiencies at the combined company.

   We believe our anticipated savings from the cost reduction and integration actions associated with the UDI acquisition should exceed $120.0 million on an annualized basis. Our current integration plan focuses on three key areas of cost savings: (1) manufacturing process and supply chain rationalization, including plant closings, (2) elimination of redundant administrative overhead and support activities, and (3) restructuring and repositioning sales and marketing organizations to eliminate redundancies in these activities. While we believe these cost savings to be reasonable and significant cost reductions have been achieved, they are inherently estimates that are difficult to predict and are necessarily speculative in nature. In addition, we cannot assure you that unforeseen factors will not offset the estimated cost savings or other benefits from the acquisition. As a result, our actual cost savings, if any, and other anticipated benefits could differ or be delayed, compared to our estimates and the other information contained in this prospectus.

We may not be able to consummate acquisitions at our prior rate, which could negatively impact us.

   We may not be able to consummate acquisitions at similar rates to our past acquisition rates, which could materially impact our growth rate, results of operations and stock price. Our ability to continue to achieve our goals may depend upon our ability to identify and successfully acquire companies, businesses and product lines, to effectively integrate them and to achieve cost effectiveness. We also may need to raise additional funds to consummate these acquisitions. In addition, changes in our stock price may adversely affect our ability to consummate acquisitions.

The loss of key personnel and any inability to attract and retain qualified employees could materially adversely impact our operations.

   We are dependent on the continued services of our management team, including our Chairman of the Board, President and Chief Executive Officer. The loss of these personnel without adequate replacement could have a material adverse effect. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience in order to operate our business successfully. From time to time there may be a shortage of skilled labor, which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

Many of the industries in which we operate are cyclical and, accordingly, our business is subject to changes in the economy; pressure from original equipment manufacturers to reduce costs could adversely affect our business.

   Many of the business areas in which we operate are subject to specific industry and general economic cycles. Certain businesses are subject to industry cycles, including, but not limited to, the automotive industries which influence our Service Solutions and Industrial Products and Services segments, the electric power and construction and infrastructure markets, which influence our Industrial Products and Services segment, and process equipment, chemical and petrochemical markets which influence our Flow Technology segment. Accordingly, any downturn in these or other markets in which we participate could materially adversely affect us. A decline in automotive sales and production also may affect not only sales of components, tools and services to vehicle manufacturers and their dealerships, but also sales of components, tools and services to aftermarket customers, and could result in a decline in our results of operations or a deterioration in our financial condition. Similar cyclical changes also could affect aftermarket sales of products in our other segments. If demand changes and we fail to respond accordingly, our results of operations could be materially adversely affected in any given quarter. The business cycles of our different operations may occur contemporaneously.

   Consistent with most multi-industry, capital goods companies, our businesses have been impacted in 2001 by the soft economic conditions. There can be no assurance that the economic downturn will not worsen or that we will be able to sustain existing or create additional cost reductions to offset economic conditions, and the unpredictability and changes in the industrial markets in the current environment could continue and may adversely impact our results. Cost reduction actions often result in charges against earnings. We expect to take a charge against earnings in 2002, which cannot be fully quantified at this time, but may be material, in connection with implementing additional cost reduction actions at certain of our businesses.

   There is also substantial and continuing pressure from the major original equipment manufacturers, particularly in the automotive industry, to reduce costs, including the cost of products and services purchased from outside suppliers such as us. If in the future we were unable to generate sufficient cost savings to offset price reductions, our gross margins could be materially adversely affected.

If future cash flows are insufficient to recover the carrying value of our goodwill, a material non-cash charge to earnings could result.

   At December 31, 2001, we had goodwill and intangible assets of approximately $3,061.7 million and shareholders' equity of approximately $1,715.3 million. On an ongoing basis, we evaluate, based on projected undiscounted cash flows, whether we will be able to recover all or a portion of the carrying value of goodwill. Based on this method, we expect to recover the carrying value of goodwill through our future cash flows. If future cash flows are insufficient to recover the carrying value of our goodwill, we must write off a portion of the unamortized balance of goodwill. There can be no assurance that circumstances will not change in the future that will affect the useful life or carrying value of our goodwill and, accordingly, require us to take a charge to write off a portion of our goodwill.

   Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 states that goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). We are currently evaluating the provisions of SFAS No. 142 and the impact that adoption will have on our financial position and results of operations. We further expect to record a goodwill impairment charge during the first quarter of 2002 in connection with adopting these new provisions. We estimate that this charge will not exceed $150.0 million.

We are subject to environmental and similar laws and potential liability relating to certain claims, complaints and proceedings, including those relating to environmental and other matters, arising in the ordinary course of business.

   We are subject to various environmental laws, ordinances, regulations, and other requirements of government authorities in the United States and other nations. These requirements may include, for example, those governing discharges from, and materials handled as part of our operations, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of our employees. Under certain of these laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of investigation, removal or remediation of certain hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, these substances may have adverse effects, including, for example, substantial investigative or remedial obligations and limitations on the ability to sell or rent that property or to borrow funds using that property as collateral. In connection with our acquisitions and divestitures, we may assume or retain significant environmental liabilities, some of which we may not be aware. In particular, we assumed additional environmental liabilities in connection with the UDI acquisition. Future developments related to new or existing environmental matters or changes in environmental laws or policies could lead to material costs for environmental compliance or cleanup. There can be no assurance that these liabilities and costs will not have a material adverse effect on our results of operations or financial position in the future.

   Numerous claims, complaints and proceedings arising in the ordinary course of business, including but not limited to those relating to environmental matters, competitive issues, contract issues, intellectual property matters, personal injury and product liability claims, and workers' compensation have been filed or are pending against us and certain of our subsidiaries. Additionally, in connection with our acquisitions, we may become subject to significant claims of which we were unaware at the time of the acquisition or the claims that we were aware of may result in our incurring a significantly greater liability than we anticipated. We maintain property, cargo, auto, product, general liability, and directors' and officers' liability insurance to protect us against potential loss exposures. We expect this insurance to cover a portion of these claims. In addition, we believe we are entitled to indemnification from third parties for some of these claims.

   In our opinion, these matters are either without merit or are of a kind as should not have a material adverse effect individually and in the aggregate on our financial position, results of operations, or cash flows if disposed of unfavorably. However, we cannot assure you that recoveries from insurance or indemnification claims will be available or that any of these claims or other matters will not have a material adverse effect on our financial position, results of operations or cash flows.

   It is our policy to comply fully with applicable environmental requirements. An estimate of loss, including expenses, from legal actions or claims is accrued when events exist that make the loss or expenses probable and we can reasonably estimate them. Our environmental accruals cover anticipated costs, including investigation, remediation, and operation and maintenance of clean-up sites. We do not discount environmental or other legal accruals and do not reduce them by anticipated insurance recoveries. We believe that our accruals related to environmental litigation and claims are sufficient and that these items will be resolved without material effect on our financial position, results of operations and liquidity, individually or in the aggregate.

   On or about October 29, 2001, we were served with a complaint by VSI Holdings, Inc. seeking enforcement of a merger agreement that we had terminated. In its complaint, VSI asked the court to require us to complete the $197.0 million acquisition of VSI, and/or award damages to VSI and its shareholders. We do not believe the suit has merit and are defending the claim vigorously. On December 26, 2001, we filed our answer denying VSI's allegations, raising affirmative defenses, and asserting a counterclaim against VSI for breach of contract. There can be no assurance that we will be successful in the litigation. If we are not successful, the outcome could have a material adverse effect on our financial condition and results of operations.

Our Inrange subsidiary is subject to various risks and any material adverse effect on Inrange could materially adversely affect our financial results.

   On April 15, 2002, we owned approximately 90.0% of the total number of outstanding shares of common stock of Inrange Technologies Corporation. Based on the closing price of Inrange's Class B common stock on April 15, 2002, Inrange's market capitalization was approximately $563.4 million. Inrange is a high technology company and is subject to additional and different risks, and its public equity trades similarly to other technology businesses.

   The impact to Inrange's business subsequent to the events on September 11, 2001 reduced its third quarter 2001 results and as a consequence, negatively affected its full 2001 year-end results. Inrange's business could be adversely impacted by continued economic softening. Any adverse effect on Inrange could affect us.

   In addition to the risks described in this prospectus for our business as a whole, Inrange's business will suffer if it fails to develop, successfully introduce and sell new and enhanced high quality, technologically advanced cost-effective products that meet the changing needs of its customers on a timely basis. Inrange's competitors may develop new and more advanced products on a regular basis. Inrange relies on a sole manufacturer to produce one of its key products and on sole sources of supply for some key components in its products. Any disruption in these relationships could increase product costs and reduce Inrange's ability to provide its products or develop new products on a timely basis. The price for Inrange's products may decrease in response to competitive pricing pressures, maturing life cycles, new product introductions and other factors. Accordingly, Inrange's profitability may decline unless it can reduce its production and sales costs or develop new higher margin products.

   The foregoing is a summary of the risk factors applicable to Inrange. For a more complete description of those risks, please see "Factors That May Affect Future Results" in Inrange's annual report on Form 10-K for the fiscal year ended December 31, 2001, which section is hereby incorporated by reference in this prospectus. See "Where You Can Find More Information."

Difficulties presented by international economic, political, legal, accounting and business factors could negatively affect our interests and business effort.

   In 2001, on a pro forma basis for our acquisition of UDI, approximately 29% of our sales were international, including export sales. In addition, in 2001, approximately 40.5% of Inrange's sales were international, including export sales. We are seeking to increase our sales outside the United States. Our international operations require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our foreign business operations also are subject to the following risks:

   . difficulty in managing, operating and marketing our international operations because of distance, as well as language and cultural differences;

   . increased strength of the U.S. dollar will increase the effective price of our products sold in U.S. dollars, which may have a material adverse effect on sales or require us to lower our prices and also decrease our reported revenues or margins in respect of sales conducted in foreign currencies to the extent we are unable or determine not to increase local currency prices; likewise, decreased strength of the U.S. dollar could have a material adverse effect on the cost of materials and products purchased overseas;

   . difficulty entering new international markets due to greater regulatory barriers than the United States and differing political systems;

   . increased costs due to domestic and foreign customs and tariffs, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and transportation and shipping expenses;

   . credit risk or financial condition of local customers and distributors;

   . potential difficulties in staffing and labor disputes;

   . risk of nationalization of private enterprises;

   . increased costs of transportation or shipping;

   . ability to obtain supplies from foreign vendors and ship products internationally during times of crisis or otherwise;

   . potential difficulties in protecting intellectual property;

   . potential imposition of restrictions on investments; and

   . local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

   As we continue to expand our international operations, including as a result of the UDI acquisition, these and other risks associated with international operations are likely to increase. In addition, as we enter new geographic markets, we may encounter significant competition from the primary participants in those markets, some of which may have substantially greater resources than we do.

Future increases in the number of shares of our common stock sold on the public market, or the perception that these sales could occur, could adversely affect our common stock price. Moreover, future increases in the number of shares of outstanding common stock could dilute our earnings per share.

   Sales of a substantial number of shares of common stock into the public market, or the perception that these sales could occur, could have a material adverse effect on our stock price. If certain conditions are met, the LYONs could be converted into shares of our common stock. The shares covered by the LYONs have been registered under the Securities Act. Subject to adjustment, the LYONs could be converted into an aggregate of 6.6 million shares of common stock. In addition, as of January 31, 2002, approximately 9.8 million shares of our common stock are issuable upon exercise of outstanding stock options by employees and non-employee directors. As of January 31, 2002, under our employee stock option plan and non-employee director stock option plan, approximately 4.5 million shares of our common stock are reserved for future issuance of additional options and shares under these plans. This registration statement allows certain executives to sell up to 1,520,166 shares of common stock issuable upon the exercise of options on the public market. These sales, or the perception that these sales could occur, could impact our common stock price. Additionally, we may issue a significant number of additional shares in connection with our acquisitions. We have filed a shelf registration statement for 4.3 million shares of common stock that may be issued in connection with acquisitions. We also have filed a shelf registration statement for a total of $1,000.0 million of securities that we may sell, which may be used in connection with an offering of debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units for general corporate purposes. We also filed a registration statement to register 366,418 shares of our common stock which may be issued upon the exercise of certain warrants issued by GCA Corporation in 1987, which was acquired by General Signal in 1988, and subsequently acquired by us in 1998. As of April 1, 2002, warrants to purchase 231,481 shares of our common stock have been exercised and the remaining 134,937 warrants will expire on April 23, 2002, if not previously exercised. The issuance of any such additional shares also could have a dilutive effect on our earnings per share.

Provisions in our corporate documents and Delaware law may delay or prevent a change in control of our company, and, accordingly, we may not consummate a transaction that our stockholders consider favorable.

   Provisions of our Certificate of Incorporation and By-laws may inhibit changes in our control not approved by our Board. These provisions include, for example, a staggered board of directors; a prohibition on stockholder action by written consent; a requirement that special stockholder meetings be called only by our Chairman, President and Chief Executive Officer or our Board; advance notice requirements for stockholder proposals and nominations; limitations on stockholders' ability to amend, alter or repeal the By-laws; enhanced voting requirements for certain business combinations involving substantial stockholders; the authority of our Board to issue, without stockholder approval, preferred stock with terms determined in its discretion; and limitations on stockholders' ability to remove directors. We also have a rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our Board. In addition, we are afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. In general, Section 203 prohibits us from engaging in a "business combination" with an "interested stockholder" (each as defined in Section 203) for at least three years after the time the person became an interested stockholder unless certain conditions are met.

                                Use of Proceeds

   All of the proceeds from the sale of the common stock offered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

                             Selling Stockholders

   We are registering all of the shares of common stock covered by this prospectus for reoffers and resales by certain executives of SPX. As used in this prospectus, selling stockholders will refer to these individuals, along with any pledgees, donees, transferees or others who may later hold the selling stockholders' interests who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, upon SPX being notified by a selling stockholder that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed to the extent required by law.

   All of the shares offered by the selling stockholders have been or will be acquired upon the exercise of options granted pursuant to SPX non-plan options granted in consideration of employment. The selling stockholders have other options, including options granted under option plans; the shares underlying those options are not covered by this prospectus.

   The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of March 31, 2002. Beneficial ownership includes shares underlying options that are exercisable currently or that become exercisable within 60 days. Shares that may be acquired by a person within 60 days are deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by that person, but not for the purpose of computing the percentage of shares beneficially owned by any other person. As of March 31, 2002, there were 41,116,484 shares of common stock outstanding.

                                                                                           Shares beneficially
                                                                                         owned after the sale of
                                                                                             shares covered
                                                                                         by this prospectus (3)
                                                                                         -----------------------
                                                        Shares
                                                  beneficially owned
                                                   as of March 31,
                                                  2002 and prior to
                                                  the sale of shares      Number of
                                                   covered by this    shares covered by
Name of selling stockholder and position with SPX prospectus (1) (2) this prospectus (2)  Number         Percent
------------------------------------------------- ------------------ -------------------  -------        -------
John B. Blystone.................................     1,268,458(4)        1,050,160        218,928           *
  Chairman, President and Chief Executive Officer
Charles A. Bowman................................        11,309(5)           45,000(6)      11,309           *
  Director of Corporate Finance
Christopher J. Kearney...........................        97,125(7)          100,000(8)      97,125           *
  Vice President, Secretary and General Counsel
Patrick J. O'Leary...............................       335,607(9)          225,006        110,601           *
  Vice President Finance, Treasurer and
  Chief Financial Officer
Thomas J. Riordan................................        96,628(10)         100,000(11)     96,628           *
  President, Service Transportation and Service
  Solutions
       Total.....................................     1,809,127(12)       1,520,166(13)    533,961(14)     1.3

--------
*   Less than 1%.
 (1) The amounts included in this column do not include any shares underlying options held by the selling stockholder that are not exercisable within 60 days of March 31, 2002.
 (2) Not all of the shares covered by this prospectus are deemed beneficially owned by the selling stockholder because some of the shares underlie options that are not exercisable within 60 days of March 31, 2002. Accordingly, the selling stockholder may be deemed to beneficially own, in accordance with SEC rules, as of March 31, 2002, fewer shares than are covered by this prospectus.

 (3) Assumes all shares offered hereby are sold and no additional shares become beneficially owned.
 (4) Includes 1,251,153 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 1,050,160 of which are offered hereby. Excludes 190 shares held by The Blystone Foundation as to which Mr. Blystone disclaims beneficial ownership. Mr. Blystone, his wife and Mr. Kearney are directors of The Blystone Foundation.
 (5) Includes 10,632 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby.
 (6) Consists of 45,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.
 (7) Includes 82,347 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby. Does not include 321 shares owned by Mr. Kearney's sons as to which Mr. Kearney disclaims beneficial ownership.
 (8) Consists of 100,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.
 (9) Includes 315,939 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 225,006 of which are offered hereby.
(10) Includes 63,492 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby.
(11) Consists of 100,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.
(12) Includes 1,806,844 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 1,275,166 of which are offered hereby.
(13) Includes 1,275,166 shares deemed to be beneficially owned and 245,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March
     31, 2002.
(14) Includes 448,397 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002.

                             Plan of Distribution

   We will pay the costs and fees of registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

   The selling stockholders may sell the common stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of the underwriter, dealer or agent involved in the offer and sale of the common stock, the amounts underwritten and the nature of its obligation to take the common stock will be provided in the applicable prospectus supplement.

   The selling stockholders may sell the common stock on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their common stock through:

   . a block trade in which a broker-dealer may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

   . purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

   . ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

   . privately negotiated transactions.

   When selling the common stock, the selling stockholders may enter into hedging transactions. For example, they may:

   . enter into transactions involving short sales of the common stock by broker-dealers;

   . sell the common stock short themselves and redeliver those shares to close out their short positions;

   . enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

   . loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

   The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as underwriters within the meaning of
Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as underwriters, they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

   The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents in connection with the proposed sale of the common stock. If the selling stockholders notify us that they have entered into a material arrangement with an underwriter, broker-dealer or agent for the sale of the common stock, a supplement to this prospectus will be filed, if required pursuant to Rule 424(b) under the Securities Act.

   In addition to selling shares of their common stock under this prospectus, the selling stockholders may:

   . agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

   . transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

   . sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

   We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

   We may agree to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the selling stockholders may be required to make in that respect.

   We will make copies of this prospectus available to selling stockholders and have informed them of the requirement for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

   Sales of a substantial number of shares of common stock by the selling stockholders, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

   There can be no assurance that the selling stockholders will sell any or all of their shares of common stock covered by this prospectus.

                                 Legal Matters

   Gardner, Carton & Douglas, Chicago, Illinois, will pass upon the validity of the common stock offered by this prospectus.

                                    Experts

   The consolidated financial statements of SPX as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Annual Report on Form 10-K filed on March 21, 2002, are incorporated by reference in this document.

   The consolidated financial statements of UDI as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been audited by KPMG LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Current Report on Form 8-K filed on April 13, 2001, are incorporated by reference in this document.

                                    PART II

                    Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution

   The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses, except the SEC registration fee, are estimated.

          Securities and Exchange Commission registration fee $ 20,017
          Legal fees and expenses............................   30,000
          Accountants' fees..................................   90,000
          Printing expenses..................................   10,000
          Miscellaneous......................................    4,983
                                                              --------
                 Total....................................... $155,000
                                                              ========

Item 15.  Indemnification of Directors and Officers

Limitation on Liability of Directors

   Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

   As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) engaging in any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation requires that directors and officers be indemnified to the fullest extent authorized by the DGCL, or any other applicable law or amendments thereunder; however, in the case of any amendments, only to the extent such amendment permits us to provide broader indemnification rights than permitted prior thereto.

   We have directors' liability insurance, which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16.  Exhibits

   See Index to Exhibits.

Item 17.  Undertakings

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section

15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte and State of North Carolina on the 17th day of April 2002.

                                          SPX CORPORATION
                                          (Registrant)

                                               /S/  PATRICK J. O'LEARY
                                          _____________________________________
                                          Patrick J. O'Leary
                                          Vice President Finance, Treasurer and
                                            Chief
                                          Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Blystone, Christopher J. Kearney or Patrick J. O'Leary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and any and all additional registration statements filed pursuant to Rule 462(b) related to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of April 2002.

          /S/  JOHN B. BLYSTONE          /S/  PATRICK J. O'LEARY
        _________________________       _________________________
            John B. Blystone               Patrick J. O'Leary
         Chairman, President and         Vice President Finance,
         Chief Executive Officer              Treasurer and
                Director                 Chief Financial Officer

           /S/  RON WINOWIECKI           /S/  J. KERMIT CAMPBELL
        _________________________       _________________________
             Ron Winowiecki                J. Kermit Campbell
        Corporate Controller and                Director
        Chief Accounting Officer

        _________________________           /S/  FRANK A. EHMANN
             Sarah R. Coffin            _________________________
                Director                     Frank A. Ehmann
                                                Director

        _________________________             /S/  CHARLES E.
           Emerson U. Fullwood                 JOHNSON II
                Director                _________________________
                                          Charles E. Johnson II
                                                Director

           /S/  DAVID P. WILLIAMS
        _________________________
            David P. Williams
                Director

                               Index to Exhibits

Exhibit Description
------- -----------
 4.1.   Rights Agreement dated as of June 25, 1996 between the Registrant and The Bank of New York, as
        Rights Agents, relating to Rights to purchase Preferred Stock under certain circumstances, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A filed on June 26, 1996.
 4.2.   Amendment No. 1 to Rights Agreement, effective October 22, 1997, between the Company and The
        Bank of New York, incorporated herein by reference from the Company's Registration Statement on
        Form 8-A/A filed on January 9, 1998.
 5.1.   Opinion of Gardner, Carton & Douglas.
23.1.   Consent of Arthur Andersen LLP.
23.2.   Consent of KPMG LLP.
23.3.   Consent of Gardner, Carton & Douglas (included in Exhibit 5.1).
24.1.   Powers of Attorney (included on the signature page).
99.1.   Letter regarding independent public accountants.

                                      E-1